                                                                       Exhibit 7

                          AMENDMENT TO THE GOULDS PUMPS
                            EXECUTIVE INCENTIVE PLAN

         This Amendment, dated as of April 4, 1997, amends and restates in its entirety the Executive Incentive Plan (the "EIP") of Goulds Pumps, Incorporated (the "Company").

         WHEREAS, the EIP provides that the Human Resources Committee of the Board of Directors of the Company may amend the EIP, such amendment to be effective as of the beginning of the next fiscal year; and

         WHEREAS, the Human Resources Committee has determined in its judgment, that the purpose of the delayed effectiveness of amendments, as stated above, was to protect EIP participants from having their rights under the EIP in a given plan year diminished by an amendment to the EIP; and

         WHEREAS, the Human Resources Committee has determined that the amendments set forth herein are specifically for the benefit of the EIP participants and therefore are to become effective immediately, as if a separate written agreement had been entered into with each EIP participant providing for the enhanced rights set forth herein; and

         WHEREAS, the Human Resources Committee has determined that in order to provide for the security of the EIP participants' rights under the EIP in the event of a change in the control of the Company, it is necessary to amend the EIP to provide, upon such a change, that should an EIP participant be terminated as a result of the change of control a prorated payment shall be made under the EIP, calculated at the higher of the participant's target incentive percentage, or actual year-to-date business performance on the date of termination, multiplied by year-to-date eligible earnings as of the termination date; all as set forth further herein.

         THEREFORE, based on the foregoing:

         1. The EIP is amended and restated in its entirety as attached hereto, and the amendments provided for herein shall be effective immediately, without further action on the part of the Company or the participants of the EIP.

         IN WITNESS WHEREOF, the Company has caused this Amendment to the Executive Incentive Plan to be executed on its behalf by a duly authorized officer of the Company as of this April 4, 1997

                                    GOULDS PUMPS, INCORPORATED

                                    BY: /s/ William G. Kelley
                                        ----------------------------
                                    William G. Kelley
                                    Vice President - Human Resources

GOULDS PUMPS, INC. [LOGO]



                              AMENDED AND RESTATED
                            EXECUTIVE INCENTIVE PLAN
                             EFFECTIVE APRIL 7, 1997

PURPOSE

The Executive Incentive Plan ("EIP") at Goulds Pumps, Inc. ("Goulds") is a bonus program designed to provide financial reward to those officers, managers and other employees who contribute to the growth and success of the Company. The Plan is designed to attract and retain talented people with outstanding ability, and to closely align their accomplishments with the interests of the Company's shareholders. The Plan measures performance on a specific set of objectives, and pays an Incentive Award based on a percentage of base pay.

ADMINISTRATION

The Plan has been approved by the Human Resources Committee (the "Committee") of the Goulds Pumps Board of Directors. Administration of the Plan is the responsibility of the Vice President of Human Resources, or his or her designee, who shall also interpret and establish rules and regulations for the administration of the Plan.

ELIGIBILITY

Eligible employees shall include salaried employees who directly influence the financial results of the Corporation and/or its operating units. Eligible employees for purposes of this Plan are defined as salaried employees in Grades 17 or higher not covered by another plan. Participants must be on the payroll by July 1 to be eligible for an Incentive Award that year, otherwise they become participants on the following January 1st. Incentive Awards are generally made late in February for the preceding year.

STANDARD INCENTIVE AWARD

A Standard Incentive Award is the percentage of the participant's Base Salary to be paid if Plan Performance Measures are equal to 100% or "Standard." The Standard Incentive Award varies from participant to participant depending on salary grade, based on Table A.

TABLE A -- NON-OFFICER

--------------------------------------------------------------------------------
        PARTICIPANT GRADE                         STANDARD INCENTIVE AWARD
--------------------------------------------------------------------------------
             21-25                                         25%
             19-20                                         20%
             17-18                                         15%
--------------------------------------------------------------------------------

"Base Salary" shall be the participant's annual earned base salary for the Plan Year excluding all bonuses, awards or supplementary payments of any kind.

PERFORMANCE MEASURES

The individual's performance is judged against the Individual Performance Management Measures; the operation unit's performance (Corporate, Group, Unit) is judged against the Organizational Performance Measures.

INDIVIDUAL PERFORMANCE MANAGEMENT MEASURES - The Individual Performance Management Measures consist, in most cases, of two to five specific individual objectives. These objectives, agreed upon at the beginning of the Plan Year, should be as measurable as possible and substantially within the participant's control. In some cases, subjective goals may be appropriate. Pre-determined weighting among the objectives will reflect their bonus priority. Individual performance is determined by the participant's manager and approved by the next level of management and Human Resources.

ORGANIZATIONAL PERFORMANCE MEASURES -- The Organizational Performance Measures process evaluates Corporate, Group and Unit performance and is weighted for various positions as follows:


TABLE B -- STANDARD WEIGHTING

--------------------------------------------------------------------------------
       POSITION                CORPORATION       GROUP         OPERATING UNIT
--------------------------------------------------------------------------------
Corporate Staff                   100%
--------------------------------------------------------------------------------
Group Presidents - MEC             25%            75%
--------------------------------------------------------------------------------
Group & Operating Unit
Staff (where Unit is not                         100%
measured independently)
--------------------------------------------------------------------------------
Group & Operating Unit
Staff (where Unit is measured                     25%                75%
independently)
--------------------------------------------------------------------------------

Weighting other than Standard must be approved by the Chief Executive Officer at the beginning of the Plan Year.

Organizational objectives are agreed to at the beginning of the Plan Year. Performance Levels for 5, 4, 3, 2, and 1 ratings should be defined at the beginning of the Plan Year for each objective. There is a pre-determined weighting among the objectives reflecting the priority of those objectives (examples below).

TABLE C

--------------------------------------------------------------------------------
    CORPORATE OBJECTIVES                                  WEIGHT
--------------------------------------------------------------------------------
     Sales                                                  30%
--------------------------------------------------------------------------------
     Earnings Per Share (EPS)                               50%
--------------------------------------------------------------------------------
     Free Cash Flow (defined below)                         20%
--------------------------------------------------------------------------------


TABLE D

--------------------------------------------------------------------------------
    OPERATING UNIT OBJECTIVES                             WEIGHT
--------------------------------------------------------------------------------
Sales                                                       20%
--------------------------------------------------------------------------------
Contribution                                                30%
--------------------------------------------------------------------------------
Gross Margin                                                20%
--------------------------------------------------------------------------------
Inventory Turns                                             20%
--------------------------------------------------------------------------------
Gating (defined below)                                      10%
--------------------------------------------------------------------------------

FREE CASH FLOW - Free Cash Flow is the cash that the organization generates, without consideration of debt activity. Specifically, Free Cash Flow is net income plus depreciation and amortization plus/minus changes in working capital less capital additions and dividends.

GATING -- Gating is a measure of the sum of the number of quarters during the Plan Year that the Sales Objective and the Contribution objective were reached.

         GATING EXAMPLE 1: If the Sales Objective was reached every quarter, the rating would be a 4; if the Contribution objective was reached every quarter, the rating would be a 4, for a total Gating rating of 8.

         GATING EXAMPLE 2: If the Sales Objective was reached every quarter, the rating would be a 4; if the Contribution objective was reached three quarters, the rating would be a 3, for a total Gating rating of 7.

The table below shows the possible ratings for the combined Sale and Contribution Objectives.

TABLE E--GATING MEASURES

--------------------------------------------------------------------------------
PERFORMANCE LEVEL (SEE BELOW)            NUMBER OF QUARTERS MADE OR EXCEEDED
                                              SALES AND CONTRIBUTION GOAL
--------------------------------------------------------------------------------
5 (maximum)                                         8 quarters
--------------------------------------------------------------------------------
4 (high standard)                                   7 quarters
--------------------------------------------------------------------------------
3 (standard)                                        5 quarters
--------------------------------------------------------------------------------
2 (low standard)                                    3 quarters
--------------------------------------------------------------------------------
1 (minimum)                                         2 quarters
--------------------------------------------------------------------------------


PERFORMANCE LEVELS

The actual, approved Incentive Award may range from zero percent to 150 percent of the Standard Incentive Award, depending on Individual and Organizational performance measures. The definition for each Performance Level and the percent of the Standard Incentive Award at each Performance Level is as follows:

TABLE F--PERFORMANCE LEVELS

---------------------------------------------------------------------------------------------------
PERFORMANCE LEVEL                   DEFINITION                        % OF STANDARD INCENTIVE AWARD
---------------------------------------------------------------------------------------------------
5 (maximum)             Extraordinary performance where the                         150%
                        objectives were exceeded by a wide margin.

4 (high standard)       Excellent performance where the objectives                  125%
                        were exceeded.

3 (standard)            Successful performance where the                            100%
                        objectives were well met.

2 (low standard)        Performance fell short of goal.                              50%

Less than 2 (minimum)   Performance was well below expectations.                      0%
---------------------------------------------------------------------------------------------------


ADJUSTING FOR SPECIAL CIRCUMSTANCES

In general, it is expected that performance results and Incentive Awards will be made solely on calculated performance against objectives for both Organizational and Individual performance. However, modifications of up to plus or minus 20 percent may be made if, in management's final judgment, the calculated rating does not accurately reflect performance. In the case of Organization objectives, the modification would be made by the Chief Executive Officer. In the case of Individual objectives, the modification would be made by the responsible member of the Management Executive Committee ("MEC").

INCENTIVE AWARD CALCULATION

THE STANDARD INCENTIVE AWARD amount is equal to a participant's Base Salary (defined in Section titled "Standard Incentive Award") times his or her Standard Incentive Award percentage according to Table A. A STANDARD POOL is the sum of all Incentive Award amounts at "Standard" or performance rating "3" (100%). A Standard Incentive Award for a person with an $80,000 base salary and a 20% Standard Incentive Award opportunity would be $16,000 ($80,000 x 20%).

INDIVIDUAL -- The final Individual Performance Management Measure rating is converted to a percentage using Table F, then multiplied by the participant's Standard Incentive Award. The sum of all Individual Incentive Awards may not exceed the calculated Organization Award Pool.

ORGANIZATIONAL CALCULATION -- The composite Organizational Performance Measure rating is made up of one or more components according to Table B.

The final composite Organizational Performance Measure rating is converted to a percentage using Table F, then multiplied by the Organization's Standard Pool to produce an Organization Award Pool.

     THERE IS NO PAYOUT FOR A COMPONENT (CORPORATION, GROUP, UNIT), IF THE
             COMPONENT'S PERFORMANCE RATING IS BELOW A 2.0 RATING.

Below are some example calculations.

ASSUMPTIONS

Employee Base Pay = $80,000
Standard Award Percentage = 20%
Standard Incentive Award = $16,000

                               EXAMPLE 1      EXAMPLE 2      EXAMPLE 3
                               ---------      ---------      ---------
     Individual Rating:         3 (100%)      3 (100%)        3 (100%)
     Organization Rating:       4 (125%)      3 (100%)        2 (50%)

     Calculation:
          Base Pay             $80,000         $80,000        $80,000
          Multiplied by        (20%*125%)      (20%*100%)     (20%*50%)

         Calculated Award:     $20,000         $16,000        $8,000
                               =======         =======        ======

The actual Incentive Award is determined by both objective and subjective measures and may be higher or lower than the Standard Incentive Award.

ROUNDING -- The rules for rounding are as follows:

-   Results Achieved             Same as Goals

-   Base Pay                     Nearest Dollar

-   Rating Factors               Hundredths (e.g., 4.10)

-   Performance Percentages      Hundredths (e.g., 98.27%)

-   Bonus Payment Amount         Nearest $100

INCENTIVE AWARD RECOMMENDATIONS

Supervisors submit their recommendations for Individual Incentive Awards to their immediate managers. Approvals include one-over-one Management signatures plus Group Human Resources, and functional management, as appropriate. All recommendations for Incentive Awards will be submitted to the Chief Executive Officer for approval.

Corporate function heads submit their recommendations for Individual Incentive Awards to their immediate managers, who then submit their recommendations to the Chief Executive Officer for approval.

CHANGE IN EMPLOYMENT STATUS

- Plan Participants who are transferred and/or change job categories during a Plan Year shall receive an Incentive Award based on the pro-rata calculation of the Standard Incentive Award segments in which the employee participated during a Plan Year.

-   Performance on all financial segments will be based upon total year results.

- Plan Participants who terminate employment (except for retirement, disability or death) prior to the completion of a Plan Year are not entitled to receive any Incentive Awards under this Plan.

- Plan Participants who terminate employment (except for retirement, disability or death) after completion of a Plan Year, but prior to the payment of Incentive Awards under the Plan, are not entitled to receive any Incentive Awards under this Plan, unless required otherwise by state laws.

- Plan Participants (or beneficiaries or legal representatives) who retire, become disabled, or die, during a Plan Year shall receive an actual Incentive Award pro-rated for the portion of the Plan year during which the employee was actively employed.

- Plan Participants involuntarily terminated during the Plan Year, for reasons other than as a result of a Change of Control of the Company, are not entitled to receive any Incentive Awards under this Plan.

CHANGE OF CONTROL

In the event of a Change of Control of the Company, as defined herein, the Executive Incentive Plan may not be terminated, for any reason, subsequent to the end of the calendar year in which the Change of Control occurs. Furthermore, all bonus payment opportunities under the EIP become guaranteed to participants for the calendar year in which the Change of Control takes place and are paid as follows:

a) In the event of termination of an EIP participant following a Change of Control of the Company, a prorated payment shall be made under the EIP, calculated at the higher of the participant's target incentive percentage, or actual year-to-date business performance on the date of termination, multiplied by year-to-date eligible earnings as of the termination date;

b) At the end of the calendar year in which the Change of Control takes place, the EIP will terminate, without further action by the Company, and each participant employed as of year-end, will receive payment calculated at the higher of the participant's target incentive percentage or actual business performance at year-end, multiplied by full year eligible earnings.

This payment shall not be considered compensation for purposes of calculating severance benefits under any Change of Control agreement if any other EIP payment is included in such calculation.

For the purposes of this Agreement, a Change of Control shall be deemed to have occurred under any one or more of the following conditions:

         (i) the stockholders of the Company shall approve any plan, proposal or agreement for, or there shall otherwise be consummated (1) any consolidation or merger of the Company pursuant to which any shares of the Company's Common Stock are to be converted into cash, securities or other property, unless, after the consolidation or merger the incumbent Board, as defined below, remains a majority of the Board; or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of more than 50% of the assets or earning power of the Company to a third party unrelated to the Company; or

         (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

         (iii) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the Company's then outstanding Common Stock (a "significant acquisition of ownership"), provided that, such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 20% beneficial owner and, provided further that the Board of Directors of the Company does not make a determination, within ten business days after the Company receives notice of a significant acquisition of ownership that notwithstanding such acquisition, there should not be a Change in Control hereunder (such determination, if made, being subject to reversal or reconsideration at any time in the Board's sole discretion); or

         (iv) individuals who constitute the Company's Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (d), considered as though such person were a member of the Incumbent Board, provided that, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934), or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, shall not be so considered as a member of the Incumbent Board.

APPROVAL OF EXCEPTIONS TO GUIDELINES

Unless specified otherwise within these Guidelines, all exceptions to these guidelines must be approved in writing by the Top Business Unit Executive or Corporate Vice President, Corporate Compensation, the Corporate Vice President of Human Resources and the standard one-over-one approval matrix.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Human Resources Committee of the Goulds Pumps Board of Directors may, at any time, interpret, amend, modify, suspend or terminate the Plan in accordance with changing conditions; however, any such change shall be made effective as of the beginning of the next succeeding fiscal year. In no event, however, may any amendment increase the maximum Target Incentive Awards and the maximum performance rating or materially increase the class of employees eligible to participate without the approval of the Chief Executive Officer. No person has any rights with respect to an Incentive Award until it has been paid. No person eligible to receive any payments shall have any rights to pledge, assign or otherwise dispose of unpaid portion of such payments.


                                        _______________________________________
                                        William G. Kelley              Date
                                        Vice President - Human Resources
                                        Goulds Pumps, Inc.


___________________________________
Attest                  Date